EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Hamid Shokrgozar White Electronic Designs Corp. 602-437-1520 hamid@whiteedc.com	Michael Brod White Electronic Designs Corp. 917-576-1043 mbrod@whiteedc.com

White Electronic Designs Reports Fourth Quarter
and Fiscal 2003 Results

Phoenix, AZ. November 25, 2003 — White Electronic Designs Corporation (NASDAQ: WEDC) is pleased to report results for the fourth quarter and fiscal year ended September 27, 2003. Highlights include:

•	Q4 Net sales of $30.2 million

•	Q4 Net income of $3.2 million or $0.14 basic earnings per share

•	Backlog of $47.7 million

•	Cash and marketable securities at year end of $35.3 million

Net sales for the fourth quarter of fiscal 2003 were $30.2 million up 27% from $23.7 million in the fourth quarter of fiscal 2002. Interface Data Systems (IDS), which was acquired in January 2003, accounted for $4.8 million of net sales during the fourth quarter of fiscal 2003. Net income for the fourth quarter of fiscal 2003 was $3,235,000 or $0.14 basic earnings per share, after plant consolidation charges of $524,000 or $0.02 per share, relating to the relocation of the Company’s commercial manufacturing operations from Massachusetts to Phoenix, Arizona, and the reversal of accrued costs relating to a completed customer order at our display segment of $510,000 or $0.02 per share. Net income for the fourth quarter of fiscal 2002 was $4,949,000 or $0.25 basic earnings per share, which included a deferred income tax benefit of $3,082,000 or $0.15 per share recognized in the fourth quarter of fiscal 2002.

Net sales for the fiscal year ended September 27, 2003, were $113.5 million as compared to net sales of $90.5 million for fiscal 2002. IDS accounted for $16 million of net sales in fiscal 2003. Net income for fiscal 2003, including the plant consolidation charges and the accrued costs reversal in the fourth quarter, was $10,150,000 or $0.48 basic earnings per share, compared to net income for fiscal 2002 of $8,740,000 or $0.44 basic earnings per share including the deferred income tax benefit of $3,082,000 or $0.15 per share recognized in the fourth quarter of fiscal 2002.

As a result of a change in the way the Company does business with a reseller that began in 2003, the Company determined that revenue relating to shipments to that reseller should be recognized at the time the reseller sells the product to its end customer, rather than at the time the goods are shipped to the reseller. As a consequence, the Company plans to restate its unaudited interim financial information for each of the first three quarters of fiscal 2003 to reflect the effects of this change. The impact of this change on the Company’s previously reported unaudited operating results for each of the first three quarters of fiscal 2003 and for the nine months ended June 28, 2003 is as follows (in thousands, except per share data):

	1st Quarter	2nd Quarter	3rd Quarter	Nine Months

Net sales
As originally reported	$23,604	$28,638	$32,214	$84,456
Restatement adjustments	(248)	(176)	(692)	(1,116)

As restated	$23,356	$28,462	$31,522	$83,340

	1st Quarter	2nd Quarter	3rd Quarter	Nine Months

Gross profit
As originally reported	$8,433	$9,557	$10,424	$28,413
Restatement adjustments	(138)	(176)	(426)	(741)

As restated	$8,295	$9,381	$9,998	$27,672

	1st Quarter	2nd Quarter	3rd Quarter	Nine Months

Net income
As originally reported	$2,230	$2,470	$2,713	$7,413
Restatement adjustments	(94)	(117)	(287)	(497)

As restated	$2,136	$2,353	$2,426	$6,916

	1st Quarter	2nd Quarter	3rd Quarter	Nine Months

Basic earnings per share
As originally reported	$0.11	$0.12	$0.13	$0.36
Restatement adjustments	0.00	(0.01)	(0.01)	(0.02)

As restated	$0.11	$0.11	$0.12	$0.34

The restatement adjustments resulted in the deferral of $1,116,000 of net sales and $741,000 of related gross profit for the first nine months of fiscal 2003. Of those amounts, $573,000 of net sales and $383,000 of related gross profit were recognized during the fourth quarter of 2003 when the reseller sold the related products through to its end customers. The net impact of the change in the manner in which the Company recognized revenue with respect to this reseller was a reduction of the Company’s net income for fiscal 2003 of $240,000. As of September 27, 2003, the Company had deferred net sales of $543,000 and related gross profit of $358,000 on sales to the reseller and expects to recognize such amounts in operating results during the first six months of fiscal 2004 when the related products are sold by the reseller to its end customers.

“We are very pleased with our year-over-year revenue growth and profit performance in fiscal year 2003,” stated Hamid Shokrgozar, President and CEO of White Electronic Designs Corporation. “The continued expansion of our product lines, including those resulting from the IDS acquisition, enabled us to achieve the 25% yearly revenue growth. Our microelectronic segment produced strong results in the fourth quarter, primarily because of the continued solid performance of our military microelectronics products. Our anti-tamper business remained strong in the quarter and exceeded our yearly bookings forecast.” Shokrgozar continued, “We believe that the anti-tamper business will continue to grow faster than any other product sector in our market. We also believe we are very well positioned as we move into fiscal 2004 to start production on several products that were previously in the early design stage.” Shokrgozar added, “The sequential decline in revenue during the fourth quarter was primarily due to a sooner than expected decline in orders from our two largest display customers, GE Medical and Garmin. These two customers had accounted for over 60% of our display revenue in previous quarters, but are now expected to account for less than 10% of our display business in the future.”

The Company expects the future impact of decreased sales to the two customers will be mitigated by new opportunities. The Company has secured two major contracts for 15” display monitors from one of the largest ATM manufacturers in the world. The monitor will be used to equip ATMs in the China market. The other display will be used in a point of sale terminal by large retail chains. Mr. Shokrgozar commented, “While we expect the initial display revenue over the next couple of quarters will not be as substantial as the previous revenue from Garmin or GE Medical, we feel that we are now better positioned to expand our display business, and we are laying the groundwork to replace the revenue lost from these customers.”

Mr. Shokrgozar continued, “Our backlog continues to remain solid at $47.7 million, of which our microelectronic military products accounted for $24.4 million, or 51%, of the total backlog at the end of the year.”

Gross profit for the fourth quarter of fiscal 2003 reached approximately $11,015,000. Without the accrued cost reversal, gross profit would have been $10,256,000, or 34% of net sales, compared with $7,867,000 or 33% in the fourth quarter of fiscal 2002. The Company’s operating income totaled $4.7 million. Without the accrued cost reversal, operating income would have been $4.0 million or approximately 13% of net sales in the fourth quarter, compared to $3.0 million in the fourth quarter of fiscal 2002.

Mr. Shokrgozar added, “We ended the fourth quarter of fiscal 2003 with $35.3 million of cash and marketable securities. Additionally, the Company repaid $5.2 million of long-term debt incurred with the IDS acquisition during the quarter. The increase in cash and marketable securities was attributable to the Company’s public offering of its common stock which resulted in net proceeds of approximately $22 million, as well as strong cash flows from operating activities.”

One of the Company’s significant achievements in the fourth quarter was the transition of its commercial microelectronic manufacturing operations from Massachusetts to Arizona. The Company was able to transfer all existing orders and products to our Arizona facilities while passing site qualification tests on the related products. In addition, with the complementary surface mount equipment and test lines that have been relocated, the Company now has greater capacity in one location than previously in the two locations combined. Accordingly, this consolidation is expected to generate annualized savings of at least $750,000 starting in April 2004.

Mr. Shokrgozar said, “We are also beginning to see recovery in the data communications sector. We received multi-million dollar releases during the quarter for products supporting the data server market. Going forward, we believe that the microelectronics segment of our business will continue to grow both in the military and the commercial markets. We remain cautiously optimistic that our commercial semiconductor business supporting the data communications market will see positive growth, which would reverse a trend of diminished revenue over the last twelve quarters.”

“Looking forward, while we are maintaining our focus on profitability, we are also continuing our efforts in process technology and new product innovation, as we believe these efforts are important for us to be competitive in the markets we serve. We remain confident about the long term growth prospects of our product offerings and we remain optimistic about the future,” concluded Mr. Shokrgozar.

     Microelectronic Segment Highlights:

•	Net sales for the microelectronic segment increased 19% to $17.7 million in the fourth quarter of fiscal 2003 from $14.9 million for the same period of the prior year primarily as a result of a $2.4 million, or 23% increase, in shipments to military customers and the addition of approximately $1.2 million in net sales from IDS’ commercial products. Military products accounted for 74%, or approximately $13.1 million, of the total microelectronic sales. Our sales to datacommunication customers totaled $3.4 million, or 19% of total microelectronic sales.

•	Gross profit for the quarter increased 19% to $7.4 million in the fourth quarter from $6.2 million for the same period of the prior year, primarily due to the increase in microelectronic military product sales.

•	Backlog at the end of the year for this segment totaled $31.7 million, or approximately 66% of the total Company backlog. Military products accounted for approximately 77% of the microelectronic segment’s backlog, or 51% of the total Company backlog.

•	The Company restructured its commercial microelectronics business sales force team for North America to more effectively penetrate our target markets. Work has been initiated to direct the sales force to pursue “mission critical” commercial applications.

•	New orders received for this segment totaled $15.9 million, or approximately 60% of the total new orders received for the entire corporation. Military products accounted for over 61% of the total microelectronic segment’s bookings. Bookings for the commercial data communications sector were up significantly from prior quarter, totaling $5.0 million, up 49% sequentially from the third quarter of fiscal 2003.

     Key awards during the quarter included:

•	Awarded production order for Multichip processor modules totaling $2.4 million to be used on AIM-9X Missiles.

•	Awarded production order for Multichip Modules used on JDAM program utilizing Anti-Tamper (AT) technology, totaling $1.3 million.

•	Received $1.7 million order for memory module products from a key customer supporting the high-end server market.

•	Received $1.1 million order for memory Multichip Modules from an Automated Test Equipment (ATE) customer that is seeing significant increased demand from a major semiconductor manufacturer.

Display Segment Highlights:

•	Net sales for the display segment increased to $12.5 million in the fourth quarter of fiscal 2003 from $8.9 million in the same period of the prior year.

•	Gross profit for the fourth quarter of fiscal 2003 was $3.6 million including the accrued cost reversal of $0.7 million. Without such reversal, gross profit would have been $2.9 million, as compared to $1.6 million in the previous year.

•	Backlog at the end of the period for this segment totaled $16.0 million or approximately 34% of the total Company backlog.

•	New orders received for this segment totaled $10.5 million or approximately 40% of the total new orders received for the entire Company.

•	The Company set an engagement strategy to promote our display business capabilities in Europe which historically accounted for a very small portion of our net sales. We expect Europe to account for 20% of our new display business in fiscal 2004.

•	We are in the process of developing standard platforms, which will work with a multitude of display sizes supporting our targeted ATM and point-of-sales (POS) markets.

•	Plans to perform high volume glass lamination in China are underway and at this time we are targeting the second quarter of fiscal 2004 to launch this program.

     Key awards during the quarter included:

•	The Company secured a new award from a German customer for two different enhanced display size programs in the railway transportation industry, totaling $2.9 million.

•	The Company received $1.5 million of enhanced display orders from two different customers in support of the medical market.

•	The Company has continued to receive multi-million follow-on keypad/ membrane switch products orders from a few major appliance manufacturers. However due to slowing demand in this market sector the amount of the orders have been reduced compared to previous quarters.

White Electronic Designs Corporation designs, develops and manufactures innovative components and systems for high technology sectors in military, industrial, medical and commercial markets. White’s products include advanced semiconductor packaging of high-density memory products and state-of-the-art microelectronic multi-chip modules for military and defense industries; data and telecommunications markets; Anti-Tamper security coatings for mission-critical semiconductor components in defense and secure commercial applications; enhanced and ruggedized high-legibility flat-panel displays for commercial, medical, defense and aerospace systems; digital keyboard and touch-screen operator-interface systems; and electromechanical assemblies for OEM’s in commercial and military markets. White is headquartered in Phoenix, Arizona, and has design and manufacturing centers in Arizona, Indiana, Ohio and Oregon. To learn more about White Electronic Designs Corporation’s business, as well as employment opportunities, visit our website, www.whiteedc.com. To learn more about White Electronic Designs’ subsidiaries please visit their websites, www.Panelview.com & www.interfacedata.com.

Cautionary Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. The words, “believe,” “expect,” “anticipate,” “estimate” and other similar statements of expectation identify forward-looking statements and include statements relating to our confidence about the growth prospects of our business and the strength of our diversified business model; our belief that the anti-tamper business will continue to grow faster than any other product sector in our market; our belief that we are very well positioned as we move into fiscal year 2004 to start production on several new products; our expectation that GE Medical and Garmin will account for less than 10% of the Company’s overall display business in the future; our expectation that initial display revenue over the next couple of quarters will not be as substantial as previous revenue from Garmin or GE Medical, but that the Company is now better positioned to expand the display business, and is laying the groundwork to replace the revenue lost from these customers; our expectation that the consolidation in Arizona will generate annual savings of at least $750,000 starting in April 2004; our belief that the microelectronics segment of the business will continue to grow in both the military and commercial markets; our expectation that deferred revenue will be recognized during the first half of fiscal 2004; and our expectation that sales in Europe will account for 20% of our new display business in fiscal 2004. These forward-looking statements speak only as of the date the statement was made and are based upon management’s current expectations and beliefs and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified, that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: reductions in demand for the Company’s products, the loss of an additional significant customer, the inability to procure required components, any further downturn in the high technology data and telecommunications industries, reductions in military spending or changes in the acquisition requirements for military products, the inability to develop, introduce and sell new products or the inability to develop and implement new manufacturing technologies, the ability to locate appropriate acquisition candidates, negotiate an appropriate purchase price, and integrate into the Company the people, operations, and products from acquired businesses, and changes or restrictions in the practices, rules and regulations relating to sales in international markets.

Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements are included in Exhibit 99.1 to the

Company’s Quarterly Report on Form 10-Q for the quarter ended June 28, 2003 and under the heading “Risk Factors” in the Company’s Registration Statement on Form S-3 and in the Company’s Annual Report on Form 10-K for the year ended September 28, 2002. You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events.

WHITE ELECTRONIC DESIGNS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(in thousands of dollars, except share and per share data)

	Three months ended		Twelve months ended

	September 27, 2003	September 28, 2002	September 27, 2003	September 28, 2002

Net sales	$30,194	$23,734	$113,534	$90,458
Cost of sales	19,179	15,867	74,847	61,558

Gross profit	11,015	7,867	38,687	28,900

Operating expenses:
Research and development	1,755	1,115	6,015	4,264
Selling, general and administrative	4,138	3,323	16,615	13,939
Amortization of goodwill	—	377	—	1,503
Amortization of intangible assets	398	21	1,098	84

Total operating expenses	6,291	4,836	23,728	19,790

Operating income	4,724	3,031	14,959	9,110
Interest expense	4	71	88	147
Interest income	(98)	(51)	(250)	(165)

Income before income taxes	4,818	3,011	15,121	9,128
Provision for income taxes	1,583	(1,938)	4,971	388

Net income	$3,235	$4,949	$10,150	$8,740

Basic net income per share	$0.14	$0.25	$0.48	$0.44
Basic weighted average common shares	23,623,340	20,024,823	21,320,307	19,815,162

Diluted net income per share	$0.13	$0.24	$0.44	$0.42
Diluted weighted average-common shares and equivalents	24,749,554	20,986,760	22,843,237	20,922,434

WHITE ELECTRONIC DESIGNS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
(in thousands of dollars, except share and per share data)

	September 27,	September 28,
	2003	2002

ASSETS
Current Assets
Cash and cash equivalents	$30,176	$12,097
Marketable securities, held to maturity	5,080	—
Accounts receivable, less allowance for doubtful accounts of $283 and $626	19,689	14,916
Inventories, net	18,718	16,109
Prepaid expenses and other current assets	1,727	575
Deferred income taxes	5,222	3,995

Total Current Assets	80,612	47,692
Property, plant and equipment, net	15,689	10,481
Deferred income tax asset	—	3,122
Goodwill, net	17,040	6,533
Intangible assets, net	6,310	353
Other assets, net	155	185

Total Assets	$119,806	$68,366

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	8,074	6,037
Accrued salaries and benefits	2,496	2,344
Accrued expenses	3,251	3,407
Deferred revenue	3,048	435

Total Current Liabilities	16,869	12,223
Accrued long-term pension liability	712	671
Deferred income tax liability	503	—
Other long term liabilities	694	702

Total Liabilities	18,778	13,596

Shareholders’ Equity	101,028	54,770

Total Liabilities and Shareholders’ Equity	$119,806	$68,366